Appendix D

EXECUTION VERSION

VOTING AGREEMENT

        This VOTING AGREEMENT (this “Agreement”) is entered into as of November 28, 2006, by and among AG Home Health LLC, a Delaware limited liability company (“Parent”), AG Home Health Acquisition Corp., a Delaware corporation (“Acquisition Corp.”), and each of the persons listed on Schedule A hereto (each a “Principal Shareholder” and, collectively, the “Principal Shareholders”). Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented and otherwise modified from time to time, the “Merger Agreement”), by and among Parent, Acquisition Corp. and National Home Health Care Corp., a Delaware corporation (the “Company”).

        WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and Acquisition Corp. are entering into the Merger Agreement which provides, subject to the terms and conditions set forth in the Merger Agreement, for the merger of Acquisition Corp. and the Company (the “Merger”), whereby the issued and outstanding shares (“Outstanding Common Shares”) of the Company’s common stock, par value $.001 per share (“Company Common Stock”) (other than any Outstanding Common Shares owned by Parent, Acquisition Corp. or any other wholly owned Subsidiary of Parent, and other than such Outstanding Common Shares to be contributed by Frederick Fialkow in accordance with the terms of the Contribution Agreement) will be converted into the right to receive the Merger Consideration in cash;

        WHEREAS, the Board of Directors of the Company (the “Board”) has, unanimously (i) approved the Merger Agreement, the Merger and the other Transactions, and (ii) recommended that the holders of Company Common Stock approve and adopt this Agreement and the Merger;

        WHEREAS, each Principal Shareholder is the record and beneficial owner of the number of Outstanding Common Shares in each case set forth opposite such Principal Shareholder’s name on Schedule A hereto (together with all shares of Company Common Stock acquired after the date hereof by such Principal Shareholder, whether upon the exercise of any Options or otherwise hereafter acquired by such Principal Shareholder, in each case as such shares and Options may be adjusted from time to time for any stock dividend, stock split, recapitalization, combination, exchange, merger, consolidation, reorganization or other change or transaction involving the Company, are referred to herein collectively as the “Principal Shareholder Shares” of such Principal Shareholder); and

        WHEREAS, as a condition to the willingness of Parent and Acquisition Corp. to enter into the Merger Agreement, Parent and Acquisition Corp. have requested that the Principal Shareholders enter into this Agreement.

        NOW, THEREFORE, to induce Parent and Acquisition Corp. to enter into, and in consideration of them entering into, the Merger Agreement, and in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, Parent, Acquisition Corp. and each of the Principal Shareholders hereby agree as follows:

    1.        Representations and Warranties of Each Principal Shareholder. Each Principal Shareholder, acting solely in its capacity as a holder of Principal Shareholder Shares and not as a director of the Company or in any other capacity, hereby, severally and not jointly with any other Principal Shareholder, represents and warrants to Parent and Acquisition Corp. as follows:

    (a)        Authority. Such Principal Shareholder has all requisite power and authority to execute and deliver this Agreement, to perform all of his obligations hereunder and otherwise to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Principal Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the Parent and Acquisition Corp., constitutes a valid and binding obligation of such Principal Shareholder enforceable against such Principal Shareholder in accordance with its terms. Other than in connection with or in compliance with the provisions of the Exchange Act or the HSR Act or the Healthcare Laws, neither the execution, delivery or performance of this Agreement by such Principal Shareholder nor the consummation by such Principal Shareholder of the transactions contemplated hereby will (i) require any filing with, or permit, authorization, consent or approval of, any Governmental Authority, (ii) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default under, or give rise to any right of termination, amendment, cancellation or acceleration under, result in the creation of any material Lien upon a material portion of the properties or assets of each Principal Shareholder, or result in the creation of any Lien upon any Company Common Stock, under, any of the terms, conditions or provisions of any Contract to which such Principal Shareholder is a party or by which such Principal Shareholder or any of such Principal Shareholder’s properties or assets, including the Principal Shareholder Shares owned by such Principal Shareholder, may be bound or (iii) violate, in any material respect, any Order or any Law applicable to such Principal Shareholder or any of such Principal Shareholder’s properties or assets, including the Principal Shareholder Shares owned by such Principal Shareholder.

    (b)        Ownership of Principal Shareholder Shares. All Principal Shareholder Shares acquired hereafter by such Principal Shareholder shall at all times while this Agreement is in effect be held by such Principal Shareholder, or by a nominee or custodian for the benefit of such Principal Shareholder, and such Principal Shareholder shall at all time while this Agreement is in effect have good and marketable title to all such Principal Shareholder Shares, free and clear of any Liens, proxies, voting trusts or agreements, understandings or arrangements, except for any such Liens or proxies arising hereunder. Such Principal Shareholder does not own of record or beneficially any Outstanding Common Shares, any options or other rights to purchase shares of Company Common Stock or any rights exercisable for or convertible into shares of Company Common Stock, other than the Outstanding Common Shares and shares of Company Common Stock issuable upon the exercise of Options, in each case set forth opposite such Principal Shareholder’s name on Schedule A hereto.

    (c)        Merger Agreement. Such Principal Shareholder understands and acknowledges that Parent and Acquisition Corp. are entering into the Merger Agreement in reliance upon execution and delivery of this Agreement by such Principal Shareholder.

    (d)        Adequacy of Information. Such Principal Shareholder is a sophisticated investor with respect to the Principal Shareholder Shares of such Principal Shareholder and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated hereby and by the Merger Agreement and has independently and without reliance upon either Parent or Acquisition Corp. and based on such information as the Principal Shareholder has deemed appropriate made his own analysis and decision to enter into this Agreement. Such Principal Shareholder has received and reviewed the Merger Agreement and acknowledges that neither Parent nor Acquisition Corp. has made or makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth herein or in the Merger Agreement. Such Principal Shareholder acknowledges that the agreements contained herein with respect to the Principal Shareholder Shares of such Principal Shareholder are irrevocable (subject to termination in accordance with Section 7 of this Agreement), and that such Principal Shareholder has no recourse to Parent or Acquisition Corp., except with respect to breaches by Parent or Acquisition Corp. of their respective representations, warranties, covenants and agreements expressly set forth in this Agreement.

    2.        Representations and Warranties of Parent and Acquisition Corp. Each of Parent and Acquisition Corp. hereby represents and warrants to the Principal Shareholders that each of Parent and Acquisition Corp. has all requisite power and authority to execute and deliver this Agreement, to perform all of its obligations hereunder and otherwise to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by each of Parent and Acquisition Corp. This Agreement has been duly executed and delivered by each of Parent and Acquisition Corp. and, assuming this Agreement constitutes a valid and binding obligation of each Principal Shareholder, constitutes a valid and binding obligation of each of Parent and Acquisition Corp. enforceable against it in accordance with its terms. Other than in connection with or in compliance with the provisions of the Exchange Act or the HSR Act or the Healthcare Laws, neither the execution, delivery or performance of this Agreement by either Parent or Acquisition Corp., nor the consummation by either of them of the transactions contemplated hereby will (i) require any filing with, or permit, authorization, consent or approval of, any Governmental Authority, (ii) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default under, or give rise to any right of termination, amendment, cancellation or acceleration under, result in the creation of any material Lien upon a material portion of the properties or assets of Parent or Acquisition Corp., or (iii) violate, in any material respect, any Order or any Law applicable to either the Parent or Acquisition Corp. or any of their respective properties or assets.

    3.        Covenants. Each Principal Shareholder, acting solely in his capacity as a holder of Principal Shareholder Shares and not as a director or officer of the Company or in any other capacity, hereby, severally and not jointly with any other Principal Shareholder, agrees as follows:

    (a)        such Principal Shareholder shall not, except as expressly contemplated by the terms of this Agreement, the Contribution Agreement or the Merger Agreement, (A) sell, transfer, pledge, assign or otherwise dispose of (including, without limitation, by merger or otherwise by operation of law), or enter into any Contract, option or other arrangement (including, without limitation, any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of (including, without limitation, by merger or otherwise by operation of law), all or any portion, or any interest in any, of the Principal Shareholder Shares of such Principal Shareholder to any person other than Acquisition Corp. or any Person(s) designated in writing by Acquisition Corp., (B) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to all or any portion of the Principal Shareholder Shares of such Principal Shareholder or (C) take any other action that would in any way restrict, limit or interfere with the performance of such Principal Shareholder’s obligations hereunder or the transactions contemplated hereby or in the Merger Agreement or the Contribution Agreement;

    (b)        at any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which such Principal Shareholder’s vote, consent or other approval is sought, such Principal Shareholder shall, as requested by Acquisition Corp., vote (or cause to be voted) all of the Principal Shareholder Shares of such Principal Shareholder in favor of the approval and adoption of the Merger Agreement and the Transactions and against (A) any Acquisition Proposal (as defined in the Merger Agreement), (B) any action which would result in a change in a majority of the individuals who constitute the Board and (C) any amendment of the Company’s Charter or by-laws or any other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, the Merger Agreement, the Merger or any of the other Transactions (collectively, “Frustrating Transactions”); provided, however, that nothing in the foregoing shall be construed to require any Principal Shareholder to exercise any Options;

    (c)        notwithstanding any provision herein or in the Merger Agreement to the contrary, such Principal Shareholder hereby waives any rights of appraisal that such Principal Shareholder may have under the DGCL in connection with the Merger or any of the other Transactions; and

    (d)        such Principal Shareholder shall not, and shall cause each of its immediate family members and affiliates not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, provide any information to, or enter into any agreement with, any Person or group of Persons (other than Parent, Acquisition Corp. or any of their respective affiliates) concerning all or any portion, or interest in any, of the Principal Shareholder Shares of such Principal Shareholder or any Acquisition Proposal; provided, however, that this provision shall in no way be construed as limiting the ability of any Principal Shareholder or immediate family member to act in the capacity of an officer or director of the Company (other than as set forth in the Merger Agreement) if such Principal Shareholder or immediate family member is an officer or director of the Company.

    4.        Notice of Acquisition of Additional Principal Shareholder Shares. Each Principal Shareholder hereby, severally and not jointly with any other Principal Shareholder, agrees, while this Agreement is in effect, to promptly notify Parent and Acquisition Corp. of each acquisition by such Principal Shareholder of any shares of Company Common Stock or Options after execution hereof, which notice shall specify in each case the number of acquired shares (and, in the case of any such Options, the number of shares of Company Common Stock issuable upon the exercise, exchange or conversion thereof and the other material terms thereof). All such shares of Company Common Stock and Options shall be subject to the terms of this Agreement as though owned by such Principal Shareholder on the date hereof.

    5.        Irrevocable Proxy.

    (a)        Solely for the purpose of facilitating the enforcement of each Principal Shareholder’s obligations under Section 3(b) of this Agreement, each Principal Shareholder hereby irrevocably grants to, and appoints, David Roberts, Min Kim and any other individual who shall hereafter be designated by Acquisition Corp., such Principal Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Principal Shareholder, to vote all of the Principal Shareholder Shares of such Principal Shareholder, or grant a consent or approval in respect of such Principal Shareholder Shares, at any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought in favor of the Merger Agreement and the Transactions and against any Acquisition Proposal and any Frustrating Transaction.

    (b)        Each Principal Shareholder represents that none of the proxies (if any) heretofore given in respect of any of the Principal Shareholder Shares of such Principal Shareholder are irrevocable, and each such Principal Shareholder agrees that all such proxies (if any) are hereby revoked.

    (c)        Each Principal Shareholder hereby affirms that the proxy granted by such Principal Shareholder in this Section 5 is coupled with an interest and is irrevocable until the earlier of (i) such time as this Agreement terminates in accordance with its terms and (ii) consummation of the Merger in accordance with the terms of the Merger Agreement. Each Principal Shareholder hereby further affirms that the proxy granted by such Principal Shareholder in this Section 5 is granted in connection with the execution of the Merger Agreement, is given to secure the performance of the duties of such Principal Shareholder under this Agreement, and therefore is coupled with an interest.

    6.        Further Assurances. Solely for the purpose of facilitating the enforcement of each Principal Shareholder’s obligations hereunder, each Principal Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent or Acquisition Corp. may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote the Principal Shareholder Shares of such Principal Shareholder as contemplated by Section 3. Each of Parent and Acquisition Corp. hereby agrees to use reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legalrequirements that may be imposed with respect to the transactions contemplated by this Agreement (including, without limitation, any legal requirements of the HSR Act or the Healthcare Laws).

    7.        Termination. The provisions of Sections 3, 4, and 5 shall terminate automatically and be of no further force or effect upon a valid termination of the Merger Agreement; provided, however, that if the Company receives an Acquisition Proposal that constitutes a Superior Proposal and the Parent exercises its option to cause the Company Board to submit the Merger Agreement to the shareholders of the Company in accordance with Section 5.02(a) of the Merger Agreement, then the Principal Shareholders shall be relieved of their obligations to comply with Sections 3(b) and 5 to the extent necessary to vote their respective Principal Shareholder Shares in any manner that they may choose with respect to the Merger Agreement. Nothing contained in this Section 7 shall relieve any party hereto from liability for fraud or a material and intentional breach of any such provision prior to such termination.

    8.        Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of each of the Principal Shareholders. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Notwithstanding anything in this Section 8 to the contrary, each of Parent and Acquisition Corp. shall have the right to assign all or any portion of its respective rights, interests and obligations hereunder to any of its respective affiliates without the prior written consent of any of the other parties hereto; provided that no such assignment shall relieve Parent or Acquisition Corp. of any of its respective obligations hereunder to the extent such assignee does not perform such obligations; provided, further, the rights of the assignee will be subject to all defenses, excuses, claims and counterclaims assertable against Parent or Acquisition Corp., as applicable. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    9.        Shareholder Capacity. No Person executing this Agreement who, during the term hereof, is or becomes a director or officer of the Company makes any agreement or understanding herein in his or her capacity as a director or officer of the Company. Each Principal Shareholder signs solely in his, her or its capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, Principal Shareholder Shares.

    10.        General Provisions.

    (a)        Expenses. Subject to the terms of the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

    (b)        Amendments. This Agreement may not be amended except by an instrument in writing signed by Parent, Acquisition Corp. and the holders of a majority of Company Common Stock owned by the Principal Shareholders.

    (c)        Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile upon electronic confirmation of receipt, or if mailed by overnight courier service guaranteeing next day delivery, one day after mailing, or if mailed in any other way, then upon receipt, as follows:

(i) (ii)	if to Parent or to Acquisition Corp., to:

c/o AG Special Situation Corporation
245 Park Avenue
New York, NY 10167
Attention: David Roberts
Telecopy: (212) 867-5436

with a copy to:

Dechert LLP
30 Rockefeller Plaza
New York, NY 10112-2200
Attention:      Charles Weissman, Esq.
                         Richard Goldberg, Esq.
Telecopy: (212) 698-3599

if to a Principal Shareholder, to the address set forth under the name of such Principal Shareholder on Schedule A hereto.

    (d)        Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    (e)        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and any one of which may be delivered by facsimile or by electronic mail in “portable document format”.

    (f)        Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

    (g)        Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto submits to the exclusive jurisdiction of the United States District Court for the District of Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the parties hereto also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party hereto may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10(c) above. Nothing in this Section 10(g), however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party hereto agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS, HIS OR HER OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

    (h)        Public Announcements. The Principal Shareholders shall consult with Parent, Acquisition Corp. and the Company before issuing any press release or otherwise making any public statement with respect to this Agreement or any of the Transactions. Prior to the Closing, no Principal Shareholder shall issue any press release or otherwise make any public statement without the prior written consent of Parent and Acquisition Corp., except as may be required by Law or any listing agreement with the Nasdaq or any national securities exchange to which the Company is a party and, in such case, shall consult with Parent and Acquisition Corp. prior to such release or statement being issued.

(i) Third-Party Beneficiary. The Company is an intended third party beneficiary of this Agreement and may enforce all rights and remedies of the Company hereunder.

    11.        Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    12.        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, unless the effects of such invalidity, illegality or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the transactions contemplated hereby that they currently anticipate obtaining therefrom, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

*   *   *   *   *

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

AG HOME HEALTH LLC By: /s/ David Roberts Name: Title: AG HOME HEALTH ACQUISITION CORP. By: /s/ David Roberts Name: Title:

PRINCIPAL SHAREHOLDERS: /s/ Frederick Fialkow Frederick Fialkow /s/ Bernard Levine Bernard Levine

Schedule A

Name and Address of Principal Shareholder	Number of Shares of Outstanding Common Shares Owned by Principal Shareholder	Number of Options Described in Section 3(b)
Frederick Fialkow	1,998,023	57,750
2940 Bent Cypress Road
Wellington, Florida 33414

Bernard Levine	799,142	10,762
210 Riverside Drive
Apartment 9-F
New York, New York 10025

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